Exhibit 99.1

         THE ALLIED DEFENSE GROUP ANNOUNCES CEO RESIGNATION AND NEW CEO

       Board of Directors Selects Major General (Ret.) John J. Marcello as
                     Chief Executive Officer and President;
         Major General (Ret.) John G. Meyer, Jr. Will Continue to Serve
                              Allied as a Director

    VIENNA, Va., May 12 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces the resignation of Major General (Ret.) John G. Meyer, Jr. as Chief Executive Officer (CEO) and President. The Board of Directors has selected Major General (Ret.) John J. Marcello to succeed General Meyer.

    General Marcello has been with the Company since 2002, serving as Chief Operating Officer (COO) and then Managing Director of MECAR S.A., The Allied Defense Group's largest subsidiary. Formerly, General Marcello held numerous senior operational positions with the U.S. Army, including his last position as Commander of U.S. Army Test and Evaluation Command, where he led and managed a $460 million organization of 5,000 personnel in 28 locations. He also has extensive experience in the Middle East, where he served as the Senior U.S. Defense Representative and Chief of U.S. Military Mission to the Kingdom of Saudi Arabia, managing a $66 billion security assistance program.

    The Allied Defense Group's current CEO and President, Major General (Ret.) John G. Meyer, Jr., announced his decision to resign his positions with the Company to become the CEO of The Heckler & Koch Group, a private international firearms manufacturer. General Meyer has agreed to postpone his departure until after the Company's annual shareholders meeting on June 17, 2005 and will remain a member of the Board of Directors. The Company's pre-established succession planning enabled the Board to make the prompt decision to elevate General Marcello.

    Commenting on the announcement on behalf of the Board of Directors, The Allied Defense Group's Chairman, General (Ret.) J. H. Binford Peay, III, said, "Gil Meyer has been an instrumental part of this executive team, first as COO and Executive Vice President, then as CEO and President. He has provided sound leadership for the Company, which has grown into a much stronger and more profitable organization during his tenure. The Company is extremely disappointed to see him depart, but we respect his decision to engage a new challenge and wish him the best of luck. The Board asked Gil to continue to serve Allied as a Director. His consent will ensure continuity of operations at Allied."

    General Peay continued, "John Marcello's military background, combined with his experience at MECAR, makes him the exact right selection as the new CEO and President of The Allied Defense Group. He is an outstanding fit to our team and all directors and subsidiary leadership look forward to working with him in this new capacity. We are confident his leadership will continue to propel Allied to new strategic levels.

    "We have solidified the continuity of operations by ensuring Monte Pickens will continue to serve as Chief Operating Officer. He and John Marcello have worked extremely well together and will make a terrific team," concluded General Peay.

    General Meyer said, "I am proud of what the Allied team has accomplished in my four years with The Allied Defense Group. This was a very difficult decision to make, but I am confident the new leadership team will take Allied to new levels of success. The Allied strategic vision will not change and the right team is in place to execute the established plan for enhancing shareholder value. I am pleased the Board of Directors asked me to continue to serve as a Director. I will continue to support Allied to the Nth degree."

    General Marcello said, "I am honored to have been selected as the next Allied Defense Group Chief Executive Officer and President. My tenure at Allied, especially with MECAR, has been most gratifying and will prove invaluable to me in meeting this challenge. I am excited for the opportunity to take the Allied Defense Group to a new strategic level and to lead such a promising organization."

    The Company is initiating a search for a replacement Managing Director for its Belgian subsidiary, MECAR.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)

    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

    For more Information, please visit the Company web site:
http://www.allieddefensegroup.com

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

    CONTACT: Crystal B. Leiderman (Bedwell), Director, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of The Allied Defense Group, Inc.

SOURCE  The Allied Defense Group, Inc.
    -0-                             05/12/2005
    /CONTACT: Crystal B. Leiderman (Bedwell), Director, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of The Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com